8/8/11

PROPELL CORPORATION

AGREEMENT TO EXCHANGE NOTE FOR STOCK

WHEREAS, Propell Corporation (the "Company") originally issued a promissory note in the amount of $100,000.00 ("Original Note") to Joseph W. Abrams ("Abrams") on June 23, 2010; and

WHEREAS, Abrams assigned $50,000.00 of this note to a third party, the Tripod Group, LLC, on June 20, 2011, and executed an amendment to the original note to that effect, so that the principal balance due from the Company was amended to $50,000 (the "Amended Note"); and

WHEREAS, the Amended Note is currently due and payable in full, and the Company now wishes to satisfy its obligations under the Amended Note, including accrued interest; and

WHEREAS, Abrams is willing to exchange the Amended Note, which currently has an outstanding principal and interest balance due of $58,279.45 for 728,493 shares of the Company's common stock (such shares being valued at $.08 per share) (the "Exchange).

NOW THEREFORE, in consideration of the foregoing, the parties hereby agree:

1. **Terms of the Exchange**. The Amended Note, including all accrued interest and penalties due thereunder, is exchanged as of the date hereof for 728,493 shares of the Company's common stock. Thus concurrently, with the execution of this Agreement, Abrams shall deliver to the Company the Amended Note for cancellation and the Company shall instruct its transfer agent to issue and deliver to Abrams a stock certificate evidencing 728,493 shares of the Company's common stock.

2. **Representations, Warranties, Etc.; Access to Information; Independent Investigation**. Abrams represents and warrants to, and covenants and agrees with, the Company as follows:

   a. Abrams is exchanging the Amended Note including accrued interest and penalties thereon for his own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

   b. Abrams is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect his own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of his investment in the common stock.

   c. Abrams understands that the common stock is being exchanged for the Amended Note in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Abrams' compliance with, the representations, warranties, agreements, acknowledgements and understandings of Abrams set forth herein in order to determine the availability of such exemptions and the eligibility of Abrams to acquire the shares o common stock.

d. Abrams and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the exchange of the Amended Note and the issuance of the common stock which have been requested by Abrams. Abrams and his advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries;

e. Abrams understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the common stock.

f. This Agreement has been duly and validly authorized, executed and delivered on behalf of Abrams and is a valid and binding agreement of –Abrams enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

g. Abrams owns the Amended Note free and clear of all pledges, mortgages and claims of any kind whatsoever.

3. **<u>Company Representations, Etc.</u>** The Company represents and warrants to Abrams that:

   a. <u>Company Status</u>. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary other than those jurisdictions in which the failure to so qualify would not have a material and adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company. The Company has not registered its common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Common Stock is listed and traded on the Grey Sheets.

   b. <u>Authorized Shares</u>. The shares of common stock issuable upon exchange of the Amended Note have been duly authorized and, when issued to Abrams, will be duly and validly issued, fully paid and non-assessable and will not subject Abrams to personal liability by reason of being a holder of such shares.

   c. <u>Exchange Agreement</u>. This Agreement and the transactions contemplated hereby have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

   d. <u>Non-contravention</u>. The execution and delivery of this Agreement by the Company, the issuance of the common stock, and the consummation by the Company of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or

constitute a default under (i) the articles of incorporation or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein. The Company is not in violation of any material laws, governmental orders, rules, regulations or ordinances to which its property, real, personal, mixed, tangible or intangible, or its businesses related to such properties, are subject.

e. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market is required to be obtained by the Company for the issuance of the common stock to Abrams as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

f. Transfer of the shares of common stock. The shares of common stock are not registered under the Securities Act of 1933, as amended (the Act") and therefore the shares issued hereunder must be held indefinitely unless they are subsequently registered under the Act or an exemption from the registration requirements of the Act is available.

g. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) that (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

4. **Governing Law; Miscellaneous.** This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the related agreements referred to herein, contain the entire agreement of the parties with respect to the subject matter hereto, superseding all prior agreements, understandings or discussions.

5. **Notices.** Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery or (b) if advance copy is given by fax, (ii) seven business days after deposit in the United States Postal Service by regular or certified mail, or (iii) three business days mailing by international express courier, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

COMPANY:	Propell Corporation 305 San Anselmo Ave. Suite 300 San Anselmo, CA 94960 Facsimile: (415) 532-1612
ABRAMS:	Joseph Abrams 131 Laurel Grove Avenue Kentfield, CA 94904

6. **Successors And Assigns.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as follows.

PROPELL CORPORATION

By: ______________________ 8/8/11

Name: Edward Bernstein

Title: President and Chief Executive Officer

______________________ 8/8/11

Joseph W. Abrams